Exhibit 10.1

October 11, 2013

Edwin C. Freeman

Dear Ed:

This letter memorializes our offer to you of the position of Vice President and Chief Financial Officer for Communications Systems, Inc., which you commenced on Wednesday, September 4, 2013. You will report to Curtis A. Sampson, Chairman of the Board of Directors, and Interim Chief Executive Officer and President.

Your compensation will be $7,692.30 biweekly, annualized at $200,000. Your other incentive compensation will include:

September to December 2013:

•	Bonus: $25,000 50% paid after 90 days of employment 50% earned by December 31, 2013 if mutually agreed, short-term goals are achieved

•	Stock Options: 5,607 shares ($12,000 ÷ 9/5/13 Black Scholes value) vesting on same schedule as options granted to other executives in March 2013. These options have been granted to you.

•	Long Term Incentive Compensation Opportunity:
Two-thirds of 2013 -2015 LTI Plan opportunity (5,379 shares in 2016 if “Target” achieved)
One-third of 2012-2014 LTI Plan opportunity (2,062 shares in 2015 if “Target” achieved)

Restricted Stock Units (“RSU”) for 1,010 shares to replace 25% of RSUs forfeited due to resignation as a director on September 3, 2013.

Proposed 2014 Incentive Opportunities1

•	Annual Bonus Opportunity: 55% of Base Compensation if All Targets Achieved

•	Long Term Incentive Compensation Opportunity: Total LTI represents 60% of Base Compensation

________________________

1Actual 2014 Incentive Compensation Opportunities will be determined in February 2014, consistent with past practices.

•	Stock Options: Options Valued @ 18% of Base Compensation

•	RSUs: Valued @ 42% of Base Compensation.

A company car is available to you in this position. The Company vehicle policy will be provided to you for your reference. If you do choose not to accept a Company-provided vehicle, you will receive the annualized car allowance of $7,750, plus business mileage reimbursed at DOE rate, for business miles. You would be responsible for all expenses including appropriate insurance, repairs, fuel. If you decide to use a Company vehicle in the future, this $7,750 will discontinue.

Our current benefit offering includes health and dental insurance, life insurance, short- and long-term disability insurance, participation in a 401(k) plan and tuition reimbursement. You are eligible for medical and dental benefits after 30 days of employment.

You will be eligible to participate in our 401(k) Plan for purpose of elective deferrals when you have completed 250 Hours of Service within the three-month time period following your date of hire. If you do not complete 250 Hours of Service within the three-month time period of employment, then you will have satisfied the service requirement when you are credited with a Year of Service.

Your employment relationship with CSI will be “at-will,” which means either you or CSI may terminate the relationship at any time with or without cause. This offer is contingent upon your showing identity and employment eligibility required by law.

Sincerely,
I accept the offer as outlined above and understand that by signing this offer letter I agree to let CSI verify my employment through the E-Verify program.

/s/ Curtis A. Sampson
Curtis A. Sampson
Chairman of the Board, Interim Chief	/s/Edwin C. Freeman
Executive Officer and President	Edwin C. Freeman